Exhibit (j)(2)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 19, 2009, relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to the Board of Trustees and Shareholders of the Lifecycle 2010 Fund, Lifecycle 2015 Fund, Lifecycle 2020 Fund, Lifecycle 2025 Fund, Lifecycle 2030 Fund, Lifecycle 2035 Fund, Lifecycle 2040 Fund, Lifecycle 2045 Fund, Lifecycle 2050 Fund and Lifecycle Retirement Income Fund, constituting the Lifecycle Funds of the TIAA-CREF Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

New York, NY
January 22, 2010